                                                                    Exhibit 12.1

                               GLOBAL SIGNAL, INC.
       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                      (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)



                                                  SUCCESSOR COMPANY                                   PREDECESSOR COMPANY
                             ----------------------------------------------------------- -------------------------------------------
                             FOR THE THREE   FOR THE YEAR   FOR THE YEAR    FOR THE TWO    FOR THE TEN   FOR THE YEAR   FOR THE YEAR
                              MONTHS ENDED       ENDED          ENDED      MONTHS ENDED   MONTHS ENDED       ENDED          ENDED
                               MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    OCTOBER 31,   DECEMBER 31,   DECEMBER 31,
                                  2005           2004           2003           2002           2002           2001           2000
                             ----------------------------------------------------------- -------------------------------------------

Earnings
Pre-tax income (loss)
  from continuing
  operations before
  minority interests             $ 3,479        $ 6,978      $ 13,369          $ (892)      $ 283,152      $ (442,943)   $ (128,486)
  Add: Fixed charges              15,657         40,406        32,865           6,185          57,534         106,192        89,499
  Less: Capitalized interest          17            115           379              60             403             843           432
                             ---------------------------------------------------------   -------------------------------------------
Total earnings                  $ 19,119       $ 47,269      $ 45,855         $ 5,233       $ 340,283      $ (337,594)    $ (39,419)
                             =========================================================   ===========================================

Fixed Charges
  Interest expense (1)          $ 10,851       $ 22,709      $ 16,299         $ 3,383        $ 34,510        $ 60,181      $ 47,530
  Interest factor in rents         3,457         12,017        11,455           1,964           9,358          14,674        14,110
  Capitalized interest                17            115           379              60             403             843           432
  Amortization of
  deferred debt costs              1,332          5,565         4,732             778           1,944           3,126         2,573
  Amortization of
  original issue discount              -              -             -               -          11,319          27,368        24,854
                             ---------------------------------------------------------   -------------------------------------------
Total fixed charges             $ 15,657       $ 40,406      $ 32,865         $ 6,185        $ 57,534       $ 106,192      $ 89,499
                             =========================================================   ===========================================

Preferred stock dividend
requirements (2)                       -              -             -               -               -               -             -

                             ---------------------------------------------------------   -------------------------------------------
Combined fixed charges and
preferred stock dividend        $ 15,657       $ 40,406      $ 32,865         $ 6,185        $ 57,534       $ 106,192      $ 89,499
                             =========================================================   ===========================================

Ratio of earnings to
fixed charges (3)                   1.22           1.17          1.40            0.85            5.91           (3.18)        (0.44)

Ratio of earnings to
combined fixed charges and
preferred stock dividends           1.22           1.17          1.40            0.85            5.91           (3.18)        (0.44)


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(1)  Interest expense includes derivative amortization and fair value changes included in net income.

(2)  We did not have any preferred stock outstanding for any of the periods presented.

(3)  The shortfall of earnings to combined fixed charges for the two months ended December 31, 2002 was approximately $1.0 million, and for the years ended December 31, 2001 and December 31, 2000 was approximately $443.8 million and $128.9 million, respectively.